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                                                                  EXHIBIT 99.1

                                                                  NEWS RELEASE

FOR IMMEDIATE RELEASE

Contacts:


ANALYSTS
B. Gloyden Stewart Jr.       Scott E. Reed
BB&T                         BB&T
Senior Vice President        Sr. Exec. Vice President
Investor Relations           Chief Financial Officer
(919) 246-4219               (336) 733-3088


MEDIA
Bob Denham                   Robert H. Halleck
BB&T                         Maryland Federal
Vice President               President and Chief Executive Officer
Public Relations             (301) 779-1200
(336) 733-2202


BB&T to acquire Maryland Federal Bancorp, Inc.

     Winston-Salem, N.C. - BB&T Corporation (NYSE-BBK) announced today that it will acquire Maryland Federal Bancorp, Inc. (NASDAQ-MFSL) of Hyattsville, Md., in a $265.3 million stock transaction based on BB&T's closing price of $62 on Tuesday, February 24.

     The Maryland Federal acquisition will more than double BB&T's presence in the metropolitan Washington, D.C. area. The boards of directors of both companies approved the transaction, which is valued at $37.05 per share of Maryland Federal common stock. It will be accounted for as a purchase.

     Based on BB&T's closing price Tuesday, the exchange ratio will be .5975 shares of BB&T common stock for each share of Maryland Federal common stock. The exchange ratio fluctuates between BB&T stock prices of $59 and $60.25. Below $59 and above $60.25, the exchange ratio is fixed. Any adjustment will be based on the average BB&T stock price for a specified 10-day period prior to closing.

     Maryland Federal Bancorp, with approximately $!.2 billion in assets, operates 28 branches in 24 cities as offices of Maryland Federal Bank, its only subsidiary. It ranks by deposits as the 11th largest financial institution in Maryland.

     "Maryland Federal is a sound, quality institution with a strong capital position and an outstanding reputation for superior customer service," said BB&T Chairman John Allison. "They strengthen our position in one of the fastest growing markets in the nation and establish us in a state that ranks fifth nationally in median household and personal income per capita."

     BB&T, which ranks No. 1 in deposit share in North Carolina, will have approximately $5 billion in assets in Virginia and the metropolitan D.C. area after the completed acquisitions of Franklin Bancorporation of Washington, D.C., Life Bancorp of Norfolk, Va., and Maryland Federal.

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Maryland Federal

    "Both our companies believe that financial institutions today distinguish themselves by the way they treat their customers," said Maryland Federal President and Chief Executive Officer Robert Halleck. "BB&T believes in respecting the individual and providing the highest level of personal service possible, which is what makes this partnership so exciting to us. Rarely do you find an institution of their size placing that much emphasis on quality service, but they do. They have a unique community banking concept that allows local bankers to make their own decisions.

     "We're really excited about what this means to our customers," Halleck said. "They'll have more products and services from which to choose and all the advantages of a $30 billion bank."

     "Halleck, 55, will become president of the new Maryland region, one of 18 BB&T regions in a four-state area. BB&T's regional structure emphasizes autonomy and local decision-making. Each region is headed by a president and a strong management team. "This structure will allow us to remain close to our customers," Halleck said.

     Directors of Maryland Federal Bancorp will become members of BB&T's regional board for the new Maryland region. The merger, which is subject to the approval of the shareholders of Maryland Federal and federal and state banking regulators, is expected to be completed in the third quarter of 1998.

     BB&T recently announced an agreement to acquire Franklin Bancorporation of Washington, D.C. Robert P. Pincus, Franklin's chief executive officer, will become president of BB&T's Metropolitan Washington Region, which will include the District of Columbia, northern Virginia and a portion of suburban Maryland.

     BB&T, a multibank holding company with approximately $30 billion in assets, operates 506 banking offices in the Carolinas and Virginia.